EXHIBIT 99.1

News Release

For more information contact:

Media Contact:

Lori

Stafford

Assistant V.P. Corp. Comms.

(262) 879-5130

lori.stafford@fiserv.com

Investor Contact:

David Banks

V.P. Investor Relations

(262) 879-5055

david.banks@fiserv.com

For immediate release:

November 2, 2007

Fiserv Agrees to Sell Health Businesses to UnitedHealthcare

Divestiture will increase focus on delivering market-leading technology products and services to the financial services industry

Brookfield, Wis., November 2, 2007 – Fiserv, Inc. (NASDAQ: FISV), a leading provider of information technology services to the financial and insurance industries worldwide, today announced it has signed a definitive agreement to sell substantially all of its Health businesses to UnitedHealthcare, a business of United Health Group (NYSE: UNH), one of America’s largest health care companies, for $775 million in cash. The transaction is anticipated to close by the end of 2007 or in the first quarter of 2008, subject to required regulatory approvals and customary closing conditions.

The transaction includes Fiserv Health Plan Administration, the nation’s largest Third Party Administrator (TPA) of self-funded health plans; Fiserv Health Plan Management, an outsourcing service for mid-sized health plans and health care payer organizations; Innoviant, a prescription benefits administrator; Innoviant Pharmacy, a prescription mail-order service; Avidyn Health, a care management company; and four other components of Fiserv Health’s ancillary businesses. The company will retain its workers’ compensation services organization, which includes the recently announced WorkingRx acquisition. The company will also retain its CareGain, Inc. technology business, which is used to intermediate health banking solutions. Both of these businesses will remain in the insurance segment.

“This combination will allow Fiserv Health clients to benefit from the wide range of capabilities within UnitedHealth Group, and create more opportunities for our Health group employees,” said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. “Now, Fiserv will be completely focused on expanding its technology leadership position across the financial services landscape.”

This transaction will establish UnitedHealthcare as a leading provider of customized benefit services with robust offerings and strong growth potential. “Fiserv Health brings significant scale and strong management expertise in serving customers requiring dedicated, specialized benefit solutions. We enthusiastically welcome their employees, their clients and the distinct strengths and future growth opportunities this combination will create,” said Ken Burdick, President and Chief Executive Officer of UnitedHealthcare.

“UnitedHealthcare is an ideal home for Fiserv’s Health business,” said Jay Anliker, president of Fiserv Health Plan Services. “We believe Fiserv customers will benefit from UnitedHealthcare’s robust, national network and will continue to receive the same high quality and flexible personal service that has been a hallmark of Fiserv.”

Fiserv, Yabuki explained, will continue to deliver innovative health care banking and payments products and services to its clients. Over the last several years the company has established a leading position in this growing area in part due to the knowledge and expertise gained by owning these health care businesses.

“Over the last year, we have put together a powerful combination of solutions to enhance our value proposition for clients, employees and shareholders. We intend to operate businesses where we bring unique market value through our technology solutions and product integration. Additionally, through recently announced acquisitions such as CheckFree, we are both expanding our payments leadership position and delivering best-in-class solutions for clients,” added Yabuki.

Fiserv expects to receive approximately $475 million of net transaction proceeds, and depending upon reinvestment, may experience slight dilution to its 2008 earnings per share in a range of 1 to 3 percent. The company also expects the transaction to be accretive to its 2008 revenue, earnings and margin growth rates.

The company will report the operations from the health businesses sold to UnitedHealthcare as discontinued operations beginning with its fourth quarter earnings announcement. The company expects to report a net gain on the sale of the businesses, including transaction-related expenses, upon closing. See the company’s website at www.fiserv.com/investors for additional financial information concerning this transaction.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, OptumHealth and Ingenix. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide.

About Fiserv, Inc.

Fiserv, Inc. (NASDAQ: FISV), a Fortune 500 company, provides information management systems and services to the financial and insurance industries. Leading services include transaction processing, outsourcing, business process outsourcing (BPO), software and systems solutions. The company serves more than 18,000 clients worldwide and is the leading provider of core processing solutions for U.S. banks, credit unions and thrifts. Fiserv was ranked the largest provider of information technology services to the financial services industry worldwide in the 2004, 2005 and 2006 FinTech 100 surveys. Headquartered in Brookfield, Wis., Fiserv reported more than $4.4 billion in total revenue for 2006. For more information, please visit www.fiserv.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing of, and proceeds from, the transactions discussed herein, and the expected impact of the transaction on the company’s earnings per share, revenue, earnings and margin growth rates. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may adversely impact the anticipated outcomes include, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; the outcome of any legal proceedings that may be instituted against the parties or others related to the transaction agreement; conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the amount of the costs, fees, expenses and charges related to the transaction may be different than expected; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction may be different than currently planned; and other factors identified in Fiserv’s filings with the SEC from time to time, including those in its annual report on Form 10-K. You should consider these factors carefully in evaluating forward-looking statements, and are cautioned not to place undue reliance on such statements. Fiserv assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

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